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                                    BYLAWS

                                      OF

                           PACE MILTON KEYNES, INC.

                                  ARTICLE I

      Section 1. The registered office of the corporation shall be located in Harris County, Texas.

      Section 2. The corporation may also have offices at such other places both within or without the State of Texas as the Board of Directors may from time to time determine or the business of the corporation may require.

                                  ARTICLE II

      Section 1. All meetings of the shareholders for the election of directors shall be held at such time and place, within or without the State of Texas, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

      Section 2. The annual meeting of the shareholders shall be held within thirty (30) days of the close of the corporation's fiscal year.

      Section 3. Notice of any meeting of Directors or shareholders may be waived by written waiver of all persons entitled to vote therein. Unless so waived, notice of any meeting shall be given to each person entitled to vote thereon in writing, either personally, or by delivery to the address of such person as indicated by the latest records of the corporation, not more than thirty (30) days no less than forty-eight (48) hours prior to the time set forth such meeting.

                                 ARTICLE III

      Section 1. The management of the corporation shall be the duty of the Board of Directors which shall exercise all powers and do all acts and things not required by law to be done by the shareholders.

      Section 2. The number of directors shall not be less than one nor more than seven, none of whom need be shareholders or residents of any particular state. Directors shall be elected at the annual meeting of shareholders and shall hold office until the next annual meeting of shareholders. The number of Directors may be increased or decreased at any meeting of the shareholders, but no decrease in the number of Directors shall serve to shorten the term of any incumbent Director. Any Director, or Directors, may, however, be removed with or without cause at any meeting of shareholders by majority vote of the shares then entitled to vote, provided that notice of the proposed action is given in the notice or waiver of notice of such meeting. Election of Directors shall be by plurality vote. Cumulative voting shall not be permitted.

      Section 3. Meetings of the Board of Directors, regular or special, may be held within or without the State of Texas. The annual meeting of the Board of Directors shall take place immediately following the annual shareholders meeting, at the same place, without further notice. Regular meetings of the Board of Directors shall take place on the call of the President or any one director.
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                                  ARTICLE IV

      Officers of the corporation shall be elected by the Board of Directors and shall serve until removed by the Board of Directors. The officers of the corporation shall be the President, the Secretary, and such other officers as the Board of Directors shall elect, if any. Any person may hold two or more offices.

                                  ARTICLE V

      Shares in the form prescribed by the Board of Directors shall be issued for lawful consideration (not less than par value) and to such persons as the Board of Directors may determine from time to time. In the absence of fraud, the judgment of the Board of Directors as to the value received for shares issued shall be conclusive.

                                  ARTICLE VI

      The corporation shall indemnify, to the extent permitted by Article 2.02-1 of the Texas Business Corporation Act, any person who is or was a director, officer, agent or employee of the corporation.

      APPROVED by the initial director this ________ day of January, 1993.


ATTEST:


/s/ Jeffry B. Lewis
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Jeffry B. Lewis, Secretary